UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  April 3, 2008

HAWAIIAN HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31443	71-0879698
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3375 Koapaka Street, Suite G-350, Honolulu, HI 96819

(Address of Principal Executive Offices) (Zip Code)

(808) 835-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17  CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR  240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the  Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2008, the Board of Directors of Hawaiian Holdings, Inc. (the “Company”), upon the unanimous recommendation of the Governance and Nominating Committee of the Board of Directors (the “Nominating Committee”), appointed Donald J. Carty to the Board of Directors.  The Board of Directors has also, upon the unanimous recommendation of the Nominating Committee, appointed Mr. Carty to each of the Audit Committee and the Executive Committee of the Board of Directors.  In connection with his appointment to the Board of Directors, on April 8, 2008, Mr. Carty was granted options to purchase 5,000 shares of the Company’s common stock at a price per share equal to the closing price of the Company’s common stock on the American Stock Exchange on such date.  The options have a ten-year term and vest in three equal annual installments beginning on the first anniversary of the date of grant.

Certain Relationships and Related Transactions

During 2007, the Company purchased approximately $1.1 million in computer equipment and related services from Dell, Inc. Mr. Carty is, and was during 2007, the Vice Chairman and Chief Financial Officer of Dell, Inc.  There are no other transactions in which Mr. Carty has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 9, 2008

HAWAIIAN HOLDINGS, INC.

By:	/s/ Peter R. Ingram
Name: Peter R. Ingram
Title: Executive Vice President, Chief Financial Officer and Treasurer